people’s liberation, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Colin Dyne, does hereby certify that:

1. He is the Chief Executive Officer and Secretary of People’s Liberation, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which none have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement (as defined below), up to 19,400 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Debentures” means the Variable Rate Senior Secured Convertible Debentures due, subject to the terms therein, January 31, 2015, issued by the Corporation to the Holders thereunder, in the form of Exhibit A attached to the Purchase Agreement.

“Holder” means a holder of Preferred Stock and a Debenture.

“New York Courts” shall have the meaning set forth in Section 8(c).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February 2, 2012, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption Price” shall have the meaning set forth in Section 7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2.

“Voting Multiple” shall have the meaning set forth in Section 5.

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Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 19,400. Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000.00 per share (the “Stated Value”).

Section 3. Dividends. Holders shall be entitled to receive no dividends on the shares of Preferred Stock.

Section 4. Restrictions on Transfer. Preferred Stock may only be transferred by a Holder thereof to a transferee if such transfer also includes a transfer to the transferee of $1,000.00 in principal amount of Debentures for each one (1) share of transferred Preferred Stock. Any attempted transfer of one (1) share of Preferred Stock that does not also include a transfer to the transferee thereof of $1,000.00 in principal amount of Debentures, shall be null and void and of no force or effect, and the Corporation shall continue to recognize as the holder of such securities the Person attempting to transfer such securities in violation of this Section 4.

Section 5. Voting Rights. Until such date as the Preferred Stock is no longer outstanding, each of the Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and to vote together as a single class with the holders of the Common Stock, on all matters requiring approval of the holders of the Common Stock, except that each share of Preferred Stock shall be entitled to 5,714 votes per share, subject to adjustment pursuant to Section 6 (the “Voting Multiple”).  In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 6. Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation (each, a “Common Stock Event”), then the Voting Multiple in effect immediately prior to such Common Stock Event shall be adjusted by multiplying the Voting Multiple in effect immediately prior to such Common Stock Event by a fraction, (x) the numerator of which shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such Common Stock Event, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Event, and the product so obtained shall thereafter be the new Voting Multiple. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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Section 7. Redemption of Preferred Stock Upon Conversion or Repayment of Debentures.

Upon conversion of the principal amount of a Debenture, in whole or in part, into shares of Common Stock or upon the repayment of the principal amount of a Debenture, in whole or in part, by the Corporation, the Corporation shall redeem at a price of $0.001 per share, from the Holder of such Debenture, out of funds legally available therefor, a number of shares of Preferred Stock determined by dividing (x) the outstanding principal amount of the Debenture converted into Common Stock or repaid, as applicable, by (y) the Stated Value. The Corporation shall redeem the Preferred Stock on the date of conversion or repayment of the Debenture, as applicable. On the redemption date, the aggregate purchase price for the shares of Preferred Stock being redeemed shall be payable by the Corporation to the Holder in cash (the “Redemption Price”). The Holder of Preferred Stock will be required to present and surrender any certificate or certificates representing the Preferred Stock being redeemed, duly endorsed for transfer, to the Corporation at the principal executive offices of the Corporation within five (5) business days following the redemption date. The Corporation shall pay the Redemption Price to, or to the order of, the Holder within five (5) business days after the certificates of such Holder are surrendered as aforesaid. If the number of shares of Preferred Stock represented by the certificate or certificates surrendered shall exceed the number of shares of Preferred Stock being redeemed, the Corporation shall issue and deliver a certificate or certificates representing the unredeemed balance of such shares of Preferred Stock to the Holder. From and after the redemption date, all rights of the Holder of such Preferred Stock subject to redemption on such redemption date as a holder of such Preferred Stock, other than the right to receive the Redemption Price, shall cease and terminate.

Section 8. Miscellaneous.

a)                   Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015 Attention: Chief Executive Officer, facsimile number (213) 745-2032, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b)                   Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)                   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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d)                   Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e)                   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

f)                    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g)                   Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 3rd day of February, 2012.

/s/ Colin Dyne Name: Colin Dyne Title: Chief Executive Officer, Secretary

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